Exhibit 10.14

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Agreement between Shenyang Sunshine Pharmaceutical Company and

Epitomics, Inc.

License and Co-development of anti-TNFalpha monoclonal antibody therapeutics

Terms:

This term sheet is between Shenyang Sunshine Pharmaceutical Co. Ltd (Sunshine) and Epitomics Inc. (Epitomics). This document is to describe a developing and anticipated ongoing formal Licensing and Co-development relationship between the two companies in the field of commercializing anti-TNFalpha monoclonal antibodies to be used as therapeutic agents.

Background:

Anti-TNFalpha therapies account for $6.5B last year and is expected to grow to $10B by 2010. Anti-TNFalpha therapies are effective in treating Rheumatoid arthritis, Psoriasis, Psoriatic arthritis, Ankylosing spondylis and Crohn’s diseases. Currently, monoclonal antibodies Remicade and Humira dominate the market. There are several clinical trials for anti-TNFalpha antibodies.

Epitomics, Inc. is an emerging biotechnology company that is dedicated to developing breakthrough monoclonal antibody technology for research, diagnostic and therapeutic applications. The Company utilizes a proprietary and patented technology in the development and production of Rabbit Monoclonal Antibodies (RabMAb technology). Compared to currently available antibody technologies, this RabMAb technology can generate antibodies more efficiently and ones that have superior binding affinities. Equally, many of the RabMAb antibodies that have been produced demonstrate bioactivity in a wide variety of biological assays. The Company is headquartered in Burlingame, California, USA and has manufactured more 1,000 monoclonal antibodies with greater than 100 publications utilizing their antibody platform. Other core capabilities and Intellectual Property surround both the large-scale manufacturing and the humanization of Monoclonal antibodies.

Area of Specific Interest for both Parties:

Epitomics has developed a panel of 50 novel anti-TNFalpha rabbit monoclonal antibodies that are highly potent compared with Remicade and Humira in in-vitro assays. Sunshine Pharmaceutical Co. Ltd is one of the largest bio-generic Companies in China. Currently, it has three bio-generic products on the market and has more products in the pipeline. Sunshine pharmaceutical has the capability of large scale production and clinical development capability. It is anticipated that both parties will bring their respective areas of expertise to the Co-development endeavor in the pursuit of commercializing the various anti-TNFalpha rabbit monoclonal antibodies and potential other biologically activity compounds.

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License grant:

Epitomic grants Sunshine an exclusive, royalty bearing, non-transferable, perpetual license in the field of Therapeutic usage in order to develop and conduct clinical trials to achieve Chinese FDA (SFDA) approval of the rabbit anti-TNFalpha monoclonal antibody compounds. Under these rights, Epitomics grants both the manufacturing and distribution rights of anti-TNFalpha monoclonal antibody therapeutics covered under the intellectual properties rights owned by Epitomics.

Territory of Commercialization:

The territory defined for the Therapeutic rights granted to Sunshine Pharmaceutical Co. shall be the People’s Republic of China. Sunshine will have the rights to sell, market and distribute the therapeutic agents in the territory as defined. Sunshine will have the right to utilize a third party for distribution within the territory. It is not intended nor granted that the rights shall be sub-licensed by Sunshine to a third party.

Diligence Requirement:

Sunshine shall use commercially reasonable efforts to diligently perform its obligations under a Development Program agreed by both parties and to further develop and commercialize the Therapeutic Product(s). The Development Program details will be completed under a separate agreement. Breach of contract could be attained by Sunshine if certain milestones in the Development Program are not achieved. Such a breach may result in revocation of the exclusive license granted by Epitomics to Sunshine Pharmaceutical Company pertaining to the use, distribution, manufacture and general commercialization of the agreed upon targeted Therapeutic Products (anti-TNFalpha) or any other agreed upon targets.

Licensing Fee:

Upon signing of this agreement, Sunshine shall pay a one time licensing fee of *** to Epitomics. The fee will be paid in US dollars and wired via an agreed upon mechanism.

Development Funding & Responsibilities of each Participating Parties:

1)	Epitomics, Inc. will provide “Humanized Rabbit anti-TNFalpha monoclonal antibodies” to Sunshine Pharmaceutical Company. It is anticipated that the approximate delivery of the humanized Rabbit anti-TNFalpha monoclonal antibodies to Sunshine will occur within nine (9) months from the signing of this agreement. Epitomics, Inc. will be solely responsible for the delivering of the “Humanized Rabbit anti-TNFalpha monoclonal antibodies” and Sunshine Pharmaceuticals will cover the cost of humanization up to ***. In addition, Epitomics will provide 100 mg humanized antibodies.

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2)	Sunshine Pharmaceutical Company shall be solely responsible for performing (and paying for) the following:

a.	Creating a Stable Cell line for the production of anti-TNFalpha monoclonal antibodies

b.	Performing appropriate animal studies on the anti-TNFalpha monoclonal antibodies

c.	Producing the anti-TNFalpha monoclonal antibodies in both quality and yield so as to “support” a Therapeutic grade product

d.	Develop and implement a strategy to get the anti-TNFalpha monoclonal antibodies into clinical trials within the Chinese Therapeutic market

e.	Will pay for the appropriate studies, licenses, production and documentation to support getting the anti-TNFalpha monoclonal antibodies through and “Approved and Released Status” as a registered Therapeutic agent under an SFDA Approval status. Sunshine will have the rights to sell, market and distribute the therapeutic agents in the territory as defined. Sunshine will have the right to utilize a third party for distribution within the territory.

f.	It is anticipated that Sunshine will fund and begin development of their responsibilities upon receipt of the “Humanized Rabbit anti-TNFalpha monoclonal antibodies” from Epitomics, Inc. Failure for Sunshine to take pro-active and timely steps in the development and creation of the items listed above may be recognized as “breach” to this agreement. If a “breach” is determined by Epitomics, they will communicate the “breach” formally in writing and Sunshine will have thirty (30) to rectify the situation. After thirty (30) days if the “breach” has not been resolved, Epitomics may terminate the agreement. If that decision is reached, Epitomics, Inc. will formally notify Sunshine in writing regarding the decision to terminate the agreement. If termination occurs, the rights that have been granted Sunshine in the use, distribution, manufacture and all others regarding the targeted therapeutics will terminate. If termination of this agreement occurs, Sunshine agrees to return all of Epitomics clones, antibodies, reagents, etc., that were used in connection with and /or for the development and commercialization of the intended purpose of this agreement.

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3)	Both parties are responsible for sending a detailed progress report on development of the Therapeutic Product. Such a report should be sent at least every six months.

Royalty:

A *** royalty on the net sales of the Therapeutics shall be paid by Sunshine to Epitomics. The royalty payments will be paid quarterly and made payable to Epitomics, Inc. in US dollars. The exact mechanism will be determined at a later date.

Intellectual Property:

Sunshine grants Epitomics the right to use all intellectual properties generated during the development of the Therapeutic Product under this agreement. If Epitomics uses these intellectual properties for the development of the same Therapeutic Product outside of Sunshine’s territory, Epitomics shall pay Sunshine *** royalty on the financial benefit including licenses and product sales. Any new developments or agents that are created due to Co-Development relationship, Sunshine will grant to Epitomics the “first right of refusal” for the commercialization of such agents. It is anticipated if such development occurs, both parties will work in good faith to establish and create fair and equitable licensing terms on the newly created agents. Later documentation and agreements should support this philosophy and mechanism.

Confidentiality:

The term “Confidential Information” shall mean the terms of this Agreement and any other information identified by Epitomics as being confidential information of Epitomics, that is provided by Epitomics to Sunshine pursuant to this Agreement. This Agreement imposes no obligation upon Sunshine with respect to Confidential Information that: (a) was in Sunshine’ possession before receipt from Epitomics; (b) is or becomes a matter of public knowledge or part of the public domain through no fault of Sunshine; (c) is rightfully received by Sunshine from a third party who was not obligated to keep such information confidential; (d) is independently developed by Sunshine without reference to Confidential Information as evidenced by written documentation and by persons that had not had access to Confidential Information; or (e) is disclosed by Sunshine with Epitomics’s prior written approval. Upon Epitomics’s request, Sunshine shall either return or destroy within ten (10) days of such request all records and copies of Confidential Information and provide written notice certifying the same to Epitomics.

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Indemnification:

(a)	Sunshine shall indemnify Epitomics against any and all liability, loss, damages, cost and expenses, including, without limitation, reasonable attorneys’ fees, arising from any claim, suit or proceeding arising out of breach of Sunshine’s confidentiality obligations hereunder or brought by any third party, solely to the extent that the claim, suit or proceeding is based upon a claim that the manufacture by Sunshine of the Products delivered hereunder violates any issued patent or other intellectual property protection or contract. Epitomics shall promptly notify Sunshine in writing of any such claim or action and give Sunshine full information and assistance, at Sunshine’s expense, in connection therewith. Sunshine has the sole right to control the defense of such claim or action.

(b)	Notwithstanding the foregoing, Sunshine has no liability for any claim, suit or proceeding based upon a claim that Confidential Information provided by Epitomics hereunder for such Products infringes any third party intellectual property rights. Further, Sunshine has no liability to Epitomics for any claim of infringement to the extent such infringement is a result of (i) Epitomics’s or any third party’s use of a Sunshine Product in combination with any items not supplied by Sunshine; and/or (ii) any modification of a Sunshine Product by Epitomics or any third party.

(c)	Sunshine shall indemnify Epitomics against any and all liability, damages, cost and expenses, including, without limitation, reasonable attorneys’ fees, finally awarded against Epitomics based upon any claim, suit or proceeding brought by any third party, solely to the extent that the claim, suit or proceeding is based upon a claim that the Confidential Information provided by Sunshine hereunder (or the manufacture of the Products that include such Confidential Information thereof) infringe any third party intellectual property rights. Epitomics shall promptly notify Sunshine in writing of any such claim or action and give Sunshine full information and assistance, at Sunshine’s expense, in connection therewith. Sunshine shall have the sole right to control the defense of such claim.

Disclaimer:

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3 HEREIN, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) WITH RESPECT TO THE CONFIDENTIAL INFORMATION OR THE PRODUCTS. SUNSHINE IS NOT LIABLE FOR ANY USE OF THE CONFIDENTIAL INFORMATION BY EPITOMICS, OR FOR ANY LOSS, CLAIM, DAMAGE OR LIABILITY, OF ANY KIND OR NATURE, OTHER THAN AS EXPRESSLY STATED IN THIS AGREEMENT, WHICH MAY ARISE FROM OR IN CONNECTION WITH THIS AGREEMENT OR FROM THE USE, HANDLING OR STORAGE OF THE ANTIGENS OR RELATED MATERIALS BY EPITOMICS. EXCEPT AS SET FORTH IN THIS AGREEMENT, EPITOMICS IS NOT LIABLE FOR ANY LOSS, CLAIM, DAMAGE OR LIABILITY OF ANY KIND OR NATURE, WHICH MAY ARISE FROM OR IN CONNECTION WITH THE USE, HANDLING OR STORAGE OF THE PRODUCTS BY SUNSHINE.

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Limitation of Liability:

EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS OF EACH PARTY PURSUANT TO THIS AGREEMENT, IN NO EVENT DOES EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOST OPPORTUNITY, LOST PROFITS, AND COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, UNDER ANY CAUSE OR THEORY OF LIABILITY, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS OF EACH PARTY, NEITHER PARTY’S LIABILITY UNDER THIS AGREEMENT SHALL EXCEED THE AMOUNT PAYABLE TO EPITOMICS PURSUANT TO SECTION 2 OF THIS AGREEMENT.

Miscellaneous:

(a)	This Agreement is governed by and enforced according to the laws of the State of California without giving effect to its or any other jurisdiction’s conflict of laws provisions.

(b)	In the event that either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed is excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

(c)	Neither Party to this Agreement may assign or transfer any rights or obligations arising from this Agreement without the prior written consent of the other. Any assignment in violation of this Paragraph 11(c) shall be null and void.

(d)	Epitomics and Sunshine are independent contractors and may not be deemed to be partners, joint ventures or each other’s agents, and neither Party has the right to act on behalf of the other except as is expressly set forth in this Agreement.

(e)	If any provision of this Agreement is finally held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining provisions hereof continue in full force and effect.

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(f)	This Agreement sets forth and constitutes the final and entire agreement between the Parties with respect to the subject matter hereof. All prior negotiations, understandings, promises and agreements, oral or written, are superseded hereby.

(g)	This Agreement may not be amended or modified except by a written instrument signed by authorized representatives of both Parties.

(h)	All notices required or permitted to be given under this Agreement must be in writing and must be sent either by; (i) prepaid registered or certified mail (return receipt requested); (ii) prepaid overnight courier service; or (iii) by facsimile (and promptly confirmed by such registered or certified mail or overnight courier service) to the address of the recipient Party set forth below, or at such other address as may from time to time be furnished by similar written notice by such Party. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or sent by telecopier on a business day, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

Notices to Sunshine Pharmaceutical must be addressed to:

13th Floor, Tower B, Grand Place,

5 Huizhong Road, Chaoyang District, Beijing 100101

Tel: +86-10-8489 2211

Fax: +86 10 8489 2951

Attu: Dr. Jing Lou

Notices to Epitomics must be addressed to:

Epitomics, Inc.

863 Mitten Road, Suite 103

Burlingame, CA 94010

Fax: 01-650-583-6680

Attn: Dr. Guo-Liang Yu

(i)	The headings of the sections and subsections of this Agreement have been added for the convenience of the Parties and may not be deemed a part hereof.

(j)	Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter does not constitute a waiver of a party’s right to the future enforcement of its rights under this Agreement.

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(k)	Each Party warrants that it has the right to enter into this Agreement, and that this Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

SUNSHINE PHARMCETICAL Co. Ltd		EPITOMICS, INC.

By	/s/ Jing Lou	By:	Guoliang Yu

JING LOU			/s/ Guoliang Yu

Printed Name		Printed Name

CEO 3/2/2006		CEO 3/4/2006
Title	Date Signed	Title	Date Signed